UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2016

Advanced Drainage Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36557	51-0105665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4640 Trueman Boulevard, Hilliard, Ohio 43026

(Address of principal executive offices) (Zip Code)

(614) 658-0050

(Registrant’s telephone number, including area code)

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 4, 2016, David L. Horing provided notice of his resignation from his position as a director on the Board of Directors (the “Board”) of Advanced Drainage Systems, Inc. (the “Company”) and any committees thereof. Mr. Horing’s resignation did not result from a disagreement with the Company on any matter relating to the Company’s operation, policies or practices.

On August 4, 2016, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Carl A. Nelson, Jr. as a Class I director to fill the vacancy created by the departure of Mr. Horing. Mr. Nelson will serve as a director until the annual meeting of stockholders to be held in fiscal year 2018.

Mr. Nelson is a Certified Public Accountant and a member of The Ohio Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Nelson has significant public company accounting and financial expertise, including experience as a business consultant on a variety of projects involving strategic planning, acquisitions, financial matters and executive coaching. He has a variety of experiences in defining strategic initiatives with significant change requirements and implementing large-scale technology projects and ERP systems. Mr. Nelson currently serves on the board of Star Leasing Company, a $115 million ESOP-owned company that leases semi-trailers through nine facilities across seven states. He also serves on the board of Worthington Industries, a $3 billion diversified metal processing company, where he has been the audit committee chair since 2004 and a member of the executive committee. Prior to his retirement in 2002 after 31 years of service, Mr. Nelson was a partner with Arthur Andersen, LLP, where he served as Managing Partner of the Columbus, Ohio office and was the leader of the firm’s consulting services for the products industry in the United States. Mr. Nelson has taught in the MBA and executive education programs at The Ohio State University and is a member of the Dean’s Advisory Council for the Fisher College of Business at The Ohio State University. Mr. Nelson received his B.S. in Accounting from The Ohio State University and a Masters of Business Administration from the University of Wisconsin.

There were no arrangements or understandings pursuant to which Mr. Nelson was appointed as a director, and there are no related party transactions between the Company and Mr. Nelson reportable under Item 404(a) of Regulation S-K. Mr. Nelson has not been assigned to any committee of the Board at this time, with any committee assignments to occur at a later date following the review and recommendation of the Nominating and Corporate Governance Committee of the Board. In connection with his service as a director, Mr. Nelson will be entitled to the same compensation and benefits made available to the Company’s non-employee directors generally.

Item 8.01	Other Events.

On August 5, 2016, the Company issued a press release announcing the approval by the Board of the declaration of a cash dividend of $0.06 per share, payable on September 15, 2016 to stockholders of record at the close of business on September 1, 2016. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

On August 5, 2016, the Company also issued a press release announcing the appointment of Mr. Nelson as referenced in Item 5.02 above. A copy of the Company’s press release is attached hereto as Exhibit 99.2 and hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated August 5, 2016, issued by Advanced Drainage Systems, Inc. regarding dividend.

99.2	Press release, dated August 5, 2016, issued by Advanced Drainage Systems, Inc. regarding director appointment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2016	ADVANCED DRAINAGE SYSTEMS, INC.

	By:	/s/ Scott A. Cottrill
Scott A. Cottrill
Executive Vice President and Chief Financial Officer